UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 23, 2013

The WhiteWave Foods Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-35708	46-0631061
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2711 North Haskell Avenue, Suite 3400, Dallas, Texas		75204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(214) 303-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.01 Changes in Control of Registrant.

The WhiteWave Foods Company ("WhiteWave") today announced that Dean Foods Company ("Dean Foods") has completed its previously announced distribution of an aggregate of 47,686,000 shares of Class A common stock and 67,914,000 shares of Class B common stock of WhiteWave, as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on the record date of May 17, 2013. Based on the shares of Dean Foods common stock outstanding as of May 17, 2013, the record date for the distribution, each share of Dean Foods common stock received 0.25544448 shares of WhiteWave's Class A common stock and 0.36380189 shares of WhiteWave's Class B common stock in the distribution. Effective upon the distribution, Dean Foods is no longer a controlling stockholder of WhiteWave.

Item 8.01 Other Events.

On May 23, 2013, WhiteWave issued a press release announcing that, effective after the close of business that day, the previously announced reduction in the voting rights of WhiteWave's Class B common stock became effective. As a result of the distribution described under Item 5.01 above, each share of WhiteWave Class B common stock is entitled to ten votes with respect to the election and removal of WhiteWave's directors and one vote with respect to all other matters submitted to a vote of WhiteWave's stockholders. WhiteWave also announced that its Board of Directors has authorized a share repurchase program, under which the company may repurchase up to $150 million of its common stock. The primary purpose of the program will be to offset dilution from WhiteWave's equity compensation plans, but the company also may make discretionary, opportunistic purchases. WhiteWave's press release is attached as Exhibit 99 to this filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The WhiteWave Foods Company

May 23, 2013	By:	Roger E. Theodoredis

Name: Roger E. Theodoredis
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99	Press release issued May 23, 2013